Exhibit 21.1

SUBSIDIARIES OF IOMEGA CORPORATION

Subsidiary Name	Jurisdiction of Incorporation

Iomega Asia Pacific Sdn Bhd	Malaysia
Iomega Canada Development Corporation	Canada
Iomega Corporation Australia PTY Ltd.	Australia
Iomega Gmbh	Germany
Iomega Holdings Corporation	Delaware
Iomega Hong Kong Ltd.	Hong Kong
Iomega International S.A.	Switzerland
Iomega Japan Corporation	Japan
Iomega Latin America	Delaware
Iomega Overseas B.V.	The Netherlands
Iomega Pacific PTE Ltd.	Singapore
Iomega SARL	Switzerland
Nomus, Inc.	Delaware
Nomai S.A.	France